Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
GWG Holdings, Inc. and Subsidiaries:

We consent to the use in this Annual Report on Form 10-K of our report dated March 30, 2013, relating to the consolidated financial statements of GWG Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2012.

/s/ Mayer Hoffman McCann P.C.

Minneapolis, Minnesota
March 19, 2014